Exhibit 99.1

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

NEWS CORP

February 2, 2005

8:00 a.m. CST

Coordinator	Good afternoon or good evening and welcome to the News Corporation and Fox Second Quarter ‘05 Earnings Release. At this point, all of your phone lines are muted or in a listen-only mode. However, later during the call there will be opportunities for your questions. As a reminder, today’s call is being recorded and with that being said let’s get right to this quarter’s agenda. Here with our opening remarks is Executive Vice-President, Mr. Gary Ginsberg. Please go ahead, sir.

G. Ginsberg	Let’s get right to it. Good morning, everyone, and welcome to today’s call to discuss the second quarter of fiscal ‘05 operating results for both News Corporation and the Fox Entertainment Group. Joining today’s call are Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation; Peter Chernin, President and Chief Operating Officer; Lachlan Murdoch, Deputy Chief Operating Officer; Dave DeVoe, our Chief Financial Officer; and Lon Jacobs, Group General Counsel.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

We’ll begin today’s call with a financial overview of the quarter from Dave. Rupert will then offer some deeper commentary about our prospering Ski Italia platform before turning to Peter for perspective on some of our Fox businesses. We’ll then, as always, take all of your questions first from analysts and investors and then from the press, but first, some legalese.

In connection with the offer to exchange shares in News Corporation Class A common stock for shares of Fox Class A common stock, the News Corporation has filed a registration statement and other materials with the SEC and Fox has filed a solicitation / recommendation statement with the SEC. Because they contain important information stockholders are encouraged to read these documents, which are available without charge at the SEC’s Web site, News Corp’s Web site, Fox’s Web site, or from News or its information agent to the transaction. This call does not constitute an offer to sell or a decision to buy in connection with the proposed transaction, which will only be made by means of an appropriate prospectus.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

On this call we will make statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors including those described in News and Fox’s public filings with the SEC that could cause actual results to be materially different from those in the forward-looking statements.

If that is not enough, let me also provide some quick Reg G comments as more completely described in Fox’s 10-K and 10-Q filings and in the earnings release distributed today. We believe operating profits before G&A is a key financial performance metric for Fox and is determined by taking operating income and adding back depreciation and amortization. If you’re looking to reconcile our forecast to Fox’s 2005 operating profit before G&A to operating income, we estimate the amount of G&A for the year will be U.S. $275 million.

In addition, to the extent that any other non-GAAP financial measures are discussed on this call for which a GAAP reconciliation is not otherwise contained in the News Corporation and Fox earnings releases News and Fox will post any required additional information on their respective Web sites. With all of that let me now turn the call over to Dave DeVoe.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

D. DeVoe	Thanks, Gary, and good morning, everybody. We are extremely pleased today with the company’s continued performance in achieving solid revenue and operating income growth at both this corporation and at Fox for the second quarter. Fox increased its operating profit before depreciation and amortization by 30%, while News Corporation achieved 24% operating income growth.

For today’s call, I will first discuss Fox’s performance then follow that with an overview of News Corporation’s results, but before I begin let me remind you as I indicated on our first quarter’s earnings call beginning with the earnings release we published this morning all of our commentary, comparatives, filings and guidance for News Corporation are solely based on U.S. GAAP. Of course, Fox continues to report under U.S. GAAP.

With that, let’s look at the Fox results. For the quarter the Fox Entertainment Group reported revenue growth of 17% and consolidated operating profit before depreciation and amortization of $822 million. Operating income increased by $194 million to $752 million. Fox share of losses from associates was $29 million, which are primarily from our

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

share of DIRECTV results. Then income for the second quarter was $431 million versus $330 million a year ago and this reflects the increased operating income partially offset by equity losses and higher interest expense.

Let’s look at the Fox individual business. First, at Film Company who had a very strong quarter, they recorded a strong contribution with second quarter operating profit before depreciation and amortization expense of $419 million, which is $144 million above last year’s result. Driving this year’s earning were record home entertainment sales led by last year’s theatrical hits including Day After Tomorrow, Garfield, Dodge Ball, and iRobot and the continued strong catalog performance led by Star Wars Trilogy.

Our television production business, Twentieth Century Fox Television, had increased earnings from a year ago, which also reflects strong contributions from home entertainment sales principally from the “Simpsons”, “24”, and “Family Guy.”

At our television segment, overall we were disappointed with the operating results at our television businesses in the quarter. At our

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

television stations we reported results essentially flat with last year’s operating profit before depreciation and amortization expense of $290 million. This result was achieved despite the network’s primetime performance in challenging local ad markets, which were partially offset by increased political advertising. During the quarter the stations reduced their entertainment programming costs but continued to expand their local news programming, particularly on Sunday mornings.

At the network, operating profit before depreciation and amortization expense for the quarter was a loss of $152 million compared to a loss of $128 million a year ago. This quarter results reflects lower contributions from our primetime entertainment schedules low ratings and higher program costs, which are partially offset by improved results from the baseball post season and NFL regular season. Peter will comment on the network more in a moment.

Turning to our cable network programming, this segment reported record results with second quarter operating profits before depreciation and amortization expense of $265 million, a $67 million or 34% increase over last year’s results, a great performance. Fox News Channel continued its solid growth in the second quarter despite increased costs for expanded

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

coverage of the presidential election. Ad sales increased were supported by continued ratings gains. The regional sports network also continued their revenue and operating income growth primarily from increases in satellite subscribers. The quarter’s results benefit from the NHL hockey lock out. It was primarily the result of reduced rights costs. Additionally, our developing channels, including SPEED and Fuel, continued their steady subscriber growth.

At FX revenues were up 16% driven by higher advertising gains and higher affiliate revenues from increased rights in the addition of nearly 2.5 million more subscribers from last year. Ad revenue gains were driven by improved ratings and pricing and they were supported by new programming.

Now let’s turn our attention to News Corporation and the additional operations not included as part of the Fox Entertainment Group. News Corporation overall reported operating income in the second quarter of $954 million, a 24% increase. This result was led by our film segment and included strong contributions from our cable and print businesses. They results were achieved despite $36 million in costs incurred in connection

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

with our re-incorporation to the United States, which was concluded, as you know, during last quarter, and the continued investment in SKY Italia.

Income from our associate entities of $48 million in the quarter was primarily the result of the inclusion of our share of higher BSkyB and RPP earnings. These results were partially offset by our share of the DIRECTV results. BSkyB reported their earnings earlier this morning and DIRECTV reported earlier in the week, so I’ll refer you to their earnings releases for a discussion on their results.

In the current quarter, net income for the second quarter was $386 million versus $215 million a year ago. Earnings per share were $0.13 versus $0.08 a year ago. In the current quarter, net income was impacted by the other income, which reflects net expenses of $114 million. It includes the loss on the sale of Sky Multi-Country to DIRECTV and a $90 million unrealized market to market adjustment for our BSkyB exchangeable securities, which is required under U.S. GAAP.

Now let’s look at the New Corp. divisional results. Film and cable results at New Corp. are in line with the comments I just made for Fox. At News Corporation’s television segment operating income was $153 million,

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

down slightly from the second quarter results of a year ago. This performance primarily results a decline at the network, which I just discussed. In addition, STAR had another strong performance in the quarter. Its operating income more than doubled from last year as revenues increased by 6% across the region led by India and these results were achieved despite the initial cost associated with launching our new entertainment channel in India, STAR One.

At SKY Italia the results, a loss of $105 million, were simply flat with the prior year with almost all metrics on plan with our target. Rupert will have much more to say about SKY Italia in a moment, but on a summary basis, at the end of the quarter subscribers totaled 3.1 million. This is an increase of 272,000 in the quarter. The turn rate was slightly less than 10% at 9.8% in the quarter. RPU increased to 45.74 euros in the second quarter compared to 43.52 euros a year ago.

As planned, SAC increased in the quarter related to the rapidly growing subscriber base and the continued high penetration of our new full installation offer. In the quarter, programming costs increased to reflect the expansion of the soccer teams and the addition of ten new channels in the base package. Additionally, the quarter reflected the continued cost of our previously announced conversion from the former … conditional access system.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

Our magazines and insert business also reported an increase in operating income. It increased 16% to $73 million. The profit improvement is driven by higher revenues, particularly in the in-store division from continued growth in our product offerings.

In the newspaper segment, operating income reported in U.S. dollars was $184 million, $14 million higher than the second quarter a year ago. In the United Kingdom, overall advertiser revenues had continued growth compared to a year ago, particularly with the demand for increased color advertising. While local currency operating income declined from last year in the United Kingdom, the current period included increased costs from expanded TV sections in the tabloids as well as the compact initiative.

Likewise, in Australia advertising revenues increased from the continued healthy retail, telecommunications and financial sectors and gains in classified employment. This growth coupled with the QPL acquisition led to an operating income of nearly 34% in local currency terms.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

This quarter newspaper segment results were impacted by the inclusion of the operating profit from QPL following its acquisition in mid-November and increased depreciation expense in the United Kingdom. The increased depreciation expense in the United Kingdom arises from our plans to move to a new printing plant in the next four to five years. As a result of that move, we are required to accelerate our depreciation to depreciate the existing plant assets over a shorter period of time, which is between four and five years.

Finally, at Harper Collins one again it delivered a significant increase in operating profit increasing its earnings 9% from last year to $62 million. This particular strength came from children’s general trade in the UK division.

We stuck to our guidance. As we look at fiscal 2005, essentially all of our operating divisions are projecting continued growth. In our last conference call I indicated that we were expecting 2005 Australian GAAP operating income growth at News Corporation to be in the mid to high-teens range and that on a U.S. GAAP basis this growth would be slightly

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

higher. Further, I indicated that these ranges excluded the results from our acquisition of QPL and excluded the costs related to the re-incorporation.

On a similar basis and based on the assumptions inherent in our plan, we now expect News Corporation’s U.S. GAAP income growth to be in the high-teens to the 20% range. Including the results in QPL since its acquisition and the re-incorporation costs, we are expecting News Corporation’s reported U.S. GAAP operating profit growth to be approximately 2% higher than that range I just gave you.

We are now assuming also that losses form SKY Italia will approximate $165 million. This is up from $150 million, which we guided you to earlier. This is principally due to the weaker U.S. dollar versus the euro and slightly higher programming costs.

Finally, at Fox I indicated that operating profit before depreciation was projected to increase in the high single-digit range above fiscal 2004 levels and we are still comfortable with those expectations. With that, I would like to turn the call over to Rupert who will provide some additional comments.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

R. Murdoch	Good morning, everybody. Thank you, Dave. You have all had a chance to look now at our second quarter results and I think you’ll agree that they add up to a very good story for our company. If you look at the strong and stable performances of many of our established businesses and consider the potential of some of our new and growing business, you will see a company that is as well balanced as it is well positioned for a healthy future. Even with the dependency of some of our larger businesses on advertising revenues and the current lack luster broadcasting add environment, we are still able to deliver strong double-digit overall top line and operating income growth. In a moment, I’ll ask Peter to give you some highlights about our U.S. content businesses.

Before that though, I would like to cover in some depth one of our more exciting new assets, a business with enormous potential that I think underscores why we’re so confident about News Corp’s future. The business I’m talking about is, of course, SKY Italia, a satellite pay-TV platform in Italy. As you’ve perhaps heard me talk about in the past, News Corporation’s investments in global satellite platforms are now on over five continents and 29 million subscribers. I would think 30 million by the end of this fiscal year.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

SKY Italia is the youngest business within this global network. It’s been in existence for 18 months. Despite it’s relative youth, SKY Italia is a particular promising part of this platform. All of SKY Italia’s key operating metrics are looking very healthy, including new subscriber additions, Churn, RPU and SAC. The result of becoming more certain that SKY Italia will become one of News Corp’s great profit generators within a very short time. For instance, we added 60,000 net new subscribers in the month of January and this is on top of the total subscribers at the end of December, all digital of course, which was slightly more than 3.1 million, a net of 270,000 in the quarter. In the beginning of the fiscal year we announced a subscriber goal of 3 million by December which we achieved a month ahead of time.

One of the key reasons for our solid sub growth is out continued low turn rate, averaging under 10% on an annualized basis for the most recent quarter. This low turn is clearly a testament to the strength of the platform, our superior product offerings combined with a high-end subscriber base. There is no comparable product in the marketplace to turn to. Nowhere else is there the choice and quality of programming.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

We’re extremely focused in signing up quality subscribers, those that will enjoy our service for years to come. This is a result of both extensive credit screenings, … activations, and an educated public that knows through experience that non-payers are promptly disconnected. Payment problems are also reduce by achieving credit card or direct debit payment by more than 70% of the sub base. Vital to any pay-TV platform, SKY Management is obsessed with eliminating piracy, which has been a disease in Italy in the past. In fact, in the December quarter we terminated all live sports broadcasting using the comprise Sega2 technology and we expect to terminate Sega Cinema feeds before the end of this quarter. The transition to 100% NDS encryption systems is nearly complete.

SKY Italia revenues on the quarter grew 27% over year-ago levels. Reflecting not only the sub additions I talked about but also strong average revenue per subscriber trends. As a result of strength in premium tiers and good marketing, we raised RPU in the December quarter 5% above year-ago levels and this is without any pricing increases.

Of our new sub additions in the quarter, 99% are taking some level of premium service as compared to 95% a year ago and about 30% are taking the highest tier package compared to 27% a year ago. Also interesting is

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

that even though … offerings through Digital Terrestrial were announced during the quarter the amount of new SKY subs taking at least one premium sports tier rose from 57% a year ago to 80% in this last quarter. Regarding subscriber acquisition costs, we continue to run at anticipated levels.

Even the disc progress, I know some of you are concerned about changes on the competitive landscape in Italy. Let me try to provide some perspective on this issue. First, no matter how much noise you might be hearing competition is minimal and should not be a major factor for years. On the subject of Digital Terrestrial service, we believe there are between 1 million and 1.2 million Digital Terrestrial boxes in the marketplace. The majority of which are the result of close to 100% subsidy from the Italian government. … distribution adds one million homes a year to the smaller share of the country’s 22 million TV households. Also, keep in mind that DTT reception is only available in 65% of the country.

Secondly, the Digital Terrestrial bandwidth is between 25 to 30 channels. This includes the seven national channels, some … literally hundreds of local stations, and all paper-per-view services. That compared to SKY’s platform with 55 basic channels, nine cinema channels, four general sports

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

channels, and 16 dedicated to soccer. The DTT bandwidth constraints also greatly limit potential interactivity, a capability we are aggressively rolling out, because we know from our BSkyB experience that it is highly valued, especially for advanced soccer viewing. That is without the coming high definition, which will give us a further advantage.

I’m not really suggesting that there is not a market for a DTT offering. In fact, I think it satisfies the demand for more choice and variety than is available through analog transmission as attractive to viewers that would never step up to a full-pay service such as SKY Italia. It is a very different product that appeals to a different part of the television viewing market. To the extent that Digital Terrestrial continues to grow in a secured environment with more takers buying cards to opt for additionally programming it further conditions the market to pay for television, potentially helping all pay-television providers in the longer term.

It’s too early to draw definitive conclusions in the two weeks since pay soccer has been available through a DTT, but we have not seen any adverse response form SKY Italia customers. Activity through all of our call centers, subscriber fee collections, turn data, and tier mix of new subscribers essentially is a wash prior to the pay card introduction.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

At this point, not only are we confident that a successful template in SKY Italia is in place, but we’ll continue to make demonstrable progress improving its long-term potential. Our initial projection given over two years ago of achieving operational break even by the end of the second year following the merger appears eminently achievable. This means break even within the next five months.

The SKY Italia is only one example. Before I leave it I will just say this that when we started the SKY in Britain we had everybody against us from the vast majority of the press, the whole of the BBC establish, the whole of the independent television establishment, and they remain hysterically against us, subsidizing anything they can against us and yet we have built a business that is not only growing fast but is worth many, many billions of dollars. We still remain confident that we’re going to repeat this experience in Italy.

In addition to all of that, STARS is becoming a reliable and increasingly meaningful profit generating. In fact, it just delivered its highest quarterly profit ever. BSkyB’s rapid profit growth is providing a continued boost as I said. Clearly, we are satisfied with the big new subscriber additions and

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

overall improvements that Chase Kerry is making at DIRECTV where there are still many challenges both organizationally and operationally.

Finally, I’m obviously delighted by the continuing strong growth at our Fox assets. To talk more about those operations I now turn this call over to Peter.

P. Chernin	Thank you, Rupert, and good day, ladies and gentlemen. As you’ve already heard from Rupert and Dave, the second quarter was another exceptional quarter for us marked by one true milestone, which is it’s the first quarter we’ve ever done more than $1 billion in home entertainment sales and actually the final number was about $1.2 billion in home entertainment sales for the quarter, and also market by record profits from our cable assets.

What I’d like to do is just take a few moments to review the key growth engines that fuel the success and demonstrate how they will continue to propel our performance going forward. I will also touch upon the disappointing showing of our network this past quarter, the renewed momentum we are experiencing today at the network and our plans to capitalize on it in the coming months.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

Let’s start with our prime growth driver during the quarter, Filmed Entertainment. I recall in our year-end conference call last August on our ‘04 year-end call after a summer in which we broke an industry record by opening six films in a row do more than $20 million at the box office I expressed confidence for 2005 given the building blocks that we had put into place with our robust theatrical performances. Thankfully, it turns out that confidence was well placed.

The home entertainment release of our strong summer titles coupled with very strong TV and catalog sales helped boost our worldwide home entertainment revenues by more than 50% clearing, as I said earlier, $1.2 billion for the quarter. I think was led by the domestic shipping of more than 25 million copies on DVD of our summer releases with more than 9 million copies of the Day After Tomorrow alone.

We also benefited from the strength of our distribution pipeline we built with key catalog titles, particularly the Star Wars Trilogy, adding millions of dollars in profits and also key television titles, particularly “Simpsons” and “Family Guy”. We expect all of our recently released titles to continue selling well for the rest of the fiscal year and we’ve got a very

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

strong DVD pipeline coming up. In fact, we just released Alien vs. Predator a week ago and sold more than 3 million copies in just the first five days here in the U.S.

We also have, I believe, very importantly to us the upcoming Searchlight hits, Sideways and Kinsey, coming out on DVD. Just to give you an order of just the Searchlight alone on Sideways and Kinsey, Napoleon and Dynamite and Garden State, which were our two other big Searchlight titles this year, have already shipped more than 5 million DVDs since September, well above our expectations.

I’d also just like to take a moment maybe while I’m on it to talk about the success of Searchlight. We’re obviously thrilled with Napoleon and Dynamite, which had been previously the number one Searchlight title of all times, and Garden State, but we’re particularly excited right now about Sideways, five Oscar nominations including Best Picture, and it’s recently Golden Globe win for Best Picture. What I think Searchlight does is emphasize our overall movie strategy, which is a focus on profitability over market share, which continues to be reflected on the bottom line.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

None of these Searchlight films will clear more than a $100 million in box office, but every single one of them will contribute mightily to profits. As I said, this is the way we focus not only just at Searchlight but throughout our entire film business. In fact, looking at our upcoming release slate, which we are now starting to see a lot of the new titles coming in, we only have one movie that is budgeted over $100 million and that is Kingdom of Heaven. We have actually partnered on that movie to bring our exposure below $100 million, so we are very excited about our upcoming theatrical slate, which includes obviously you know we just released Hide and Seek this past weekend to the number one slot in the box office, about $22 million in U.S. box office over the weekend. It’s remained the number one picture Monday and Tuesday of this week.

I think the most important movie coming up for us is Robots, our second Blue Sky Animation Studio. Robots will release in March. It is currently tracking better than Ice Age and Ice Age, as I’m sure you will recall, is a movie that contributed well over $150 million in profits to the company.

Going into May, we have the final addition of the Star Wars series, which we expect not only to be a big box office movie and contribute distribution fees to us but also to truly ignite home video sales of the trilogy, which we

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

released last fall because this movie is an absolute true prequel to the original Star Wars movie. It is hard to imagine anyone seeing this movie and not saying, “Now I understand exactly how Darth Vader became Darth Vader, where Luke came from, where Princess Lea came from, etc.”

We also have a big phenomenon on our hands. In June we release Mr. And Mrs. Smith, which I think a few people have read about. It’s the Brad Pitt and Angelina Jolie movie. It’s a Regency movie, which we will distribute. Finally, over the fourth of July we have the Fantastic Four, which is another big Marvel franchise, and we are hopeful and have every hope and expectation that this can be our next big Marvel franchise like the X-Men series. We’ve got a strong line up which we think will continue to fuel this kind of extraordinary performance on the movie company.

The other thing I would like to point out with great pride about the movie company is the last two quarters I think we are running at a 20% margin in the movie business, which is unprecedented. Certainly, I don’t believe any other studio runs at that level and we have never run at that level. I think it’s a real testament to the strength of our management there.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

Film is not the only product capitalizing on the DVD market. We’re also continuing to exploit our successful television series. Our TV sales on DVD, and I think we are on most accounts the marketplace leader, grew more than 50% versus the second quarter a year ago, again, fueled by “Simpsons”, “Family Guy”, and “24” but also our whole catalog. We believe, and hopefully that you can see, that we are poised to continue to deliver strong film entertainment profits going forward. We are not saying that we have solved the riddle of risk in the movie business, but we do believe that we have a pretty good idea of how to manage it and how to manage our strong distribution pipeline.

Turning to cable, we are well on our way to another year of record profits. We continue to have the fastest growing collection of cable programming assets in the industry. I think the key to remember is that these assets are still collectively at a fairly early stage in their growth cycle. It’s hard to believe because it seems so dominant right now that Fox News Channel is still less than ten years old and yet it has dominated the news landscape for more than three years at this point.

As always, viewership continues to grow. Viewership, Roger … seems to be a magician and continues to pull growth out of this asset. Viewership

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

for the quarter, which obviously included coverage of the elections, was up 34% over a year ago. We are doubling “CNN’s” viewership on a 24-hour basis and most impressively, we continue to average more viewers than “CNN”, “Headline News”, “MSNBC”, and “CNBC” combined. Our viewership dominance pushed advertising revenues up over 20% over the quarter and the stable cost-based margins have expanded to over 42%, so we’re beginning to get toward mature level here. I think obviously the big thing coming is we still have all of our rate re-negotiations to come in the latter part of this decade.

FX, another big success story, very proud of the job the management has done there. The channel has great buzz and ratings momentum as our investment in original programming plus some stronger investments in movies and off net series is continuing to pay devenance. I think it is that investment in non-original programming that we’re really seeing. Even though we had very little original programming during this quarter, the momentum from the summer’s hits including the Golden Globe winning Best Drama, “Nip Tuck”, as well as “Rescue Me” let to our most viewed December in history. FX is now consistently a top-ten basic cable channel and we saw great help from not only a strong movie slate there but also

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

the addition of “Fear Factor,” the addition of “King of the Hill,” etc. to our line up.

Ratings momentum transferred into higher advertising dollars with second quarter revenues up 19% and we’re also beginning to see our affiliate revenue growth now move up nicely. We’re up to 13% for the quarter and again, we’re a little bit ahead, actually, in the news channel as we begin to re-negotiate our original carriage agreements at the sizable agreements which we think the channel deserves. Affiliate revenues will continue to ramp up in 2005 as additional carriage agreements are up for renewal.

At the RSNs the biggest story right now is the NHL walk out, which in the short term actually has a positive impact for us because affiliate revenues remain the same or remain reasonably steady while there are lower costs because we don’t have rights payments. There are long-term implications on the hockey strike, but those really don’t come in until next year or so. Even if hockey stays locked up for this entire season, it actually remains a net positive for us.

The other benefit of hockey is that it is leading to significantly higher basketball ratings. I believe our basketball ratings, despite the dismal

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

performance of the LA Lakers, has gone up about 16% this year, so growth continues strong at the RSNs.

I think most impressively and most exciting for us is our next generation of channels are now showing the kind of growth we expect at this point in their cycle. SPEED channel now reaches over 60 million homes. National Geographic has passed the 50 million sub level, but I think most importantly ratings on both of those channels are up more than 40% year-on-year. As we reach this level of penetration on these channels, we start ramping up the quality of our programming and we’re seeing a real reflection of it in the ratings.

We are, as you know, set for the launch of our Reality channel this spring. Fuel continues to grow and I think we like a lot what we call a multi-generational cable channel approach, more mature channels in the RSNs, news and FX; middle level channels in their growth cycle and speed in that geo now moving toward full penetration; and then the launch of the new channels, Fuel, Fox College Sports, and then followed by Reality channel. Overall, we think that we’ve had record results in our cable group and we expect to be able to continue that kind of performance.

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

With all of that, let’s turn to what has clearly been the problem area for us, the blemish on the horizon, which is Broadcast Network. I think the key question was can we rebound following what all of us felt was a pretty disappointing fall? It’s fairly obvious now that the answer to that question is a resounding yes, we can rebound. We have come roaring back with “American Idol,” “24,” “Simple Life,” and adding some quality new shows around these perennial favorites.

“American Idol” just remains a juggernaut and I think is stronger than any of us certainly expected before the season started. Every season we’re forced to defend its sustainability. People think it’s going to start declining, but it once again premiered to higher ratings than it ever has. The premier this season was up 9%, which I think is unprecedented for a fourth season. I think that this is a tremendous validation of our strategy.

It’s an enormous temptation when you have a show like “24” to put it all over your schedule and we sit there, particularly when you have a disappointing November and December saying, “Why don’t we have ‘24’ on?” I think this strategy of not overexposing the asset and being very disciplined about how we use this asset has clearly worked for us. It is the highest rated series on any network and it is so dominant that I think it has

NEWS CORP

Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

… this year beat all of the other four networks combined .... I think what makes it so valuable, obviously, aside from its revenue implications, is it has enormous benefit on the rest of our line up.

Just to give you an example, last year, we used “American Idol” as a sort of launch pad for “24” and “24’s” ratings were up almost 25% once “Idol” was placed before it, but I think it was a good example of how to manage this network this year because we had grown “24” behind “Idol”. We moved it away from “Idol” and it delivered its highest premieres ever. “24” was up 17% year-on-year and is now thriving all by itself on Monday night. I think it was up about 15% or 16% year-on-year despite not having “Idol” as a lead in.

This year, we’re using that same strategy. We’ve put our newest critically acclaimed drama “House” in the timeslot behind “24.” It was a new series. It’s tough to watch these new dramas. It’s a drama we’re actually very proud of and we sort of let it slowly incubate for about six or seven episodes this fall and since we put it behind “American Idol,” last night was its second airing, it’s ratings have increased 98% for the season. It’s winning its time period among all key demos so we think in the process of building another key scripted asset, which is so critical to us in “House.”

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

“Idol” also helped drive the season primer of “Simple Life 3” to its most impressive debut ever with ratings up 27% year-on-year and it won all of its demos handily. I think the other thing that’s really important in an, obviously, disappointing fourth quarter for the network is we did have one very strong accomplishment, which is our move of the “OC” to Thursday night. This is a night where we’ve been weak for seven or eight years and we’re now finally in the mix. “OC” is winning its time period among 18 to 34s and is a very competitive player in the 18 to 49 period. It’s increased the ratings in that time period by 60%. “Point Pleasant” also has been helpful. I think “Point Pleasant,” the time period is up 40%.

So with all of that, let me give you sort of what I find. I’ve actually checked it three times because I find it to be such an extraordinary statistic. The research projections, as sitting here today, on Tuesday, we are currently the fourth place network. The expectation is on Monday, we will either be the first place network or tied for first place. Both that shows you how close we are, how much ground we’ve made up because of “American Idol” and also the enormous importance of the Super Bowl this Sunday.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

We would expect as the season goes on that will be in very strong competition for the number one or number two slot. My guess is it’s going to be between us and CBS. I think it shows you our strategy, certainly, of “American Idol” our strategy if Fox continues this strong second half performance and on an overall season basis, we remain very competitive on the network side. Again, as I said, we expect to either be number one or number two among adults 18 to 49.

It does not suggest that we are satisfied with the fall performance. We actually are ramping up our development spending. We think we’ve got a pretty good pilot. We do have a very good pilot line up and we’re going to make a few more pilots because we are determined, particularly given the strength of “American Idol’s” revenues, to get some more strong scripted assets so that we can, once and for all, put this sort of fall problem because I think if we did have anything decent performance in the fall, we could be the dominant number one network and we will be satisfied with nothing less than that.

So overall, just to wrap up, I think with the network headed in the right direction, again, fueling the kind of strength we expect to see in the stations because the stations were hurt by the network performance.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

Unparallel growth against our cable assets. Unparallel growth against our Film Entertainment assets. We look forward to a very strong second half of our fiscal year. With that, I guess I’m finished with my remarks and I think Rupert, Dave, Lachlan and I, Lawn and anybody else would be happy to answer any questions that you may have.

Moderator	Indeed, and thank you very much, sir. Ladies and gentlemen, then, as you just heard, at this point, we’ll move into our question and answer session for today. We’ll be taking questions first from the analysts and financial side and then immediately following that Q&A, we’ll move directly into your media questions. Representing Fulcrum, our first question comes from the line of Richard Greenfield. Please go ahead, sir.

R. Greenfield	Good morning. Could you give us some more color on Star TV? You talked to the fact that earnings had doubled year-over-year in the quarter, but on a full year basis, where is Star up to now? Where is it tracking on a 12-month basis, and more importantly, if you isolate India, what’s the size of India within Star TV now? How profitable are you? Lastly, just attached to that, what are the plans for launching an actual satellite business in India now? Thanks.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

R. Murdoch	Yes, thank you, Richard. I’d just say I wouldn’t want to be precise. We don’t break these out fully, but profit for Star will be well over $100 million and the big majority of that is in India where we have seven channels going in there now and we’ve just - I don’t know if we’ll make money at it for a while, but we’ve just taken over the distribution of the Disney channels. They’ve just started up there a month ago and have sort of self-launched.

So India is certainly the key earner at the moment. We’re in a stronger position than anybody else in China, which doesn’t say very much, but we have the Xing Kong channel, which goes into Southeast China. I think in its third year, it will about break-even, which is a big advantage for us and of course, we have 37% of Phoenix, which has been going for a number of years, and which is profitable. It’s in, I think, officially, at least 45 or 50 million homes.

I don’t know whether we’ll be distributing there for Disney, but they haven’t started anything in China yet at all. We’re far and away ahead of anybody else. People do sell our programs - an hour of MPV here and there - but with all of your channels—A lot of our channels are picked up. They’re unofficially in cable networks, but we don’t talk much about it.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

We have official permission for Xing Kong and for Phoenix on the Mainland and we’re building, we’ve just taken an investment in a new venture, which we’ll be talking about more. We will have nearly 50%, I think of a primetime channel, which will have access to well over 100 million homes. That’s yet to come.

Things are loosening up a little bit in China. It would be very wrong to say there’s been a complete reversal of policies, but it is liberalizing and we’re right at the head of the line there and been ready to take advantage of it. We make all of our own programs in China, in Shanghai and it’s a very smart operation.

As to the rest, we make little bits of money, but all valuable into Taiwan, Malaysia and Singapore and in Thailand where our programs are taken and also some other programs that are taken for the Middle East. But it is, undoubtedly, the great majority of the profit is coming from India.

Moderator	Representing Citigroup, our next question comes from the line of George Colman. Please go ahead.

G. Colman	Thank you. I apologize for pushing the point, but media have indeed made quite some noise to the effect that the pay-per-view services had

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

some measurable negative impact on SKY Italia’s audience, it’s churn and new subscriber additions in the last two weeks of January. Rupert, you’re categoric that SKY Italia is, in fact, seeing no such deterioration in any of those metrics during that period.

R. Murdoch	They’re making a lot of noise. They said that I think 300,000 of their cards had been given away or sold and they didn’t know how many had been used because they didn’t know how many boxes are out there. Our estimate is that it’s about 180,000 were used in that first week. A lot less yesterday, or Sunday, but that’s probably because there were weaker football matches on. It’s not a worry for us.

As for Telecom Italia, they so far have sort of failed. I think they had a faulty— They only had 12,000 customers the first week and the second week none at all because it broke down completely. So we’re not feeling it in anyway at all. The number of both gross and net subscriber additions in the last two weeks since they’ve started was identical to the two weeks beforehand and I think well up on last year.

So as I said to you, we’ve had all of this here in Britain with much greater concentration, much greater money, much more unanimous opposition

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

from everybody and we’ve just plowed through it and we intend to do the same in Italy.

G. Colman	Thank you.

Moderator	Thank you very much, Mr. Colman. Next we go to the line of Jessica Reif Cohen with Merrill Lynch. Please go ahead.

J. Reif Cohen	Thank you. Peter, you mentioned margins to Film division are fairly high for the film industry. Could you talk about the outlook for— Can you maintain those margins, and maybe more importantly on the cable side, you had like huge improvement, but there still seems to be some upside. So could we get your comment, if you could like exceed 40% range.

Rupert, just one quick question. Could you comment on the potential to purchase Liberty stake in News Corp, for News Corp to purchase Liberty stake in News Corp.

P. Chernin

Okay. Well, that’s a lot of questions, Jessica, but I’ll start quickly. Look, I think we can sustain high margins on the film business. I think to be fair, my guess is that the second fiscal quarter, fourth calendar quarter is likely

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

to always be the highest in the sense that we get this huge home entertainment sort of bounce because of our summer releases coupled with we always have higher releasing costs in the summer. So I think we can sustain certainly high teens. Whether or not we can sustain 20% on an annual basis, our goal is to get past 20 permanently and even more towards 25. We don’t see any downsides, but I do think it’s worth pointing out that this is historically our highest margin quarter.

I completely agree with what you said about margins in the cable business. We are, as always, a very disciplined watcher of costs. We do a very disciplined job of trying not to get ahead of ourselves on cost. We are reaping the benefits of our ratings performance initially on higher advertising rates and secondarily what will be the real windfall, not windfall but the real benefit is as we renegotiate affiliate deals on things like FX and FOX News. So we have every intention of continuing to push up our margins on the cable side.

R. Murdoch

On the …Liberty, we are very confident that we can come to a friendly and fair resolution where we may be able to take back and cancel some of their shares in return for some cash and maybe some asset which they would value more than we would value, but we’re certainly not going to

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

be giving up big assets, which we have really big plans for nor are we going to have our cabins cleaned out of all of our cash. I think there’s plenty of room to talk. We haven’t had any substantial talks yet and no one’s in any hurry.

J. Cohen	Thank you.

Moderator	Thank you very much, Ms. Reif Cohen. Next in queue is Anthony Noto with Goldman Sachs. Please go ahead.

A. Noto	Great. Thank you. I was wondering if you could update us on new cable networks that you’ve talked about previously potentially launching in regards to the timing and then also where you may be in negotiations and getting distribution of those new cable networks. Then last, I know that TV stations were flat and did benefit from political. If you could just give us an update on how much it benefited from political and what station pacings are in the March quarter. Thanks.

P. Chernin

Well on the cable side, we have launched a few. About a year and a half ago, we launched FOX College Sports last year. We are on track to launch the Reality channel probably towards the end of this fiscal year.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

We’ve talked a lot about doing the Business channel. We haven’t announced a formal launch date, but I would hope it would be sort of later in the calendar year.

The new launches will be at higher subrates certainly than we’ve ever launched anything thankfully to deals with DirecTV and we are using whatever influence we can bring among our friends in the cable operators to get as a wide launch as possible and we will have many million subscribers additionally to DirecTV. As I said, I would expect new launches certainly on reality and business to be bigger launches than we’ve seen in the cable business probably in the last five or ten years. It’s certainly the biggest ever from us.

R. Murdoch	I’d just add that it’s going to be—I’m sure we can get there, but in the Business channel, it’s going to be important that we can cover in analog television the main big city markets and that’s going to take a little time to negotiate.

A. Noto

Rupert, in that regard, do you think you’ll have to sacrifice any of the potential upside in affiliate fees? At FOX News Channel, for example, you’re still only getting 50% of what CNN is getting despite much higher

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

share of news… Will you have to sacrifice any of that potential upside to drive that business channel distribution in the major markets?

P. Chernin	No.

R. Murdoch	No. I mean you take FOX News alone, it would be a very, very brave cable operator who would drop it today almost at whatever price. It’s got a devoted following of at least 10% of the population and quite a lot of them would march on these people.

P. Chernin	We have no intentions of sacrificing the upside on mature channels to launch new channels. I think the one thing we have is we have a reputation for delivering on what we promise. I think every new cable channel we’ve launched over the past five or ten years have made aggressive promises about what we think we can deliver in terms of the quality of our programming, and I think if you looked at News, you look at FX, you look at NatGeo, you look at Speed, we’ve more than delivered on anyone’s expectations and I think that cable operators now expect us to be a genuine quality provider of new channels. We have no intentions of sacrificing the upside on our existing channels in order to launch new businesses.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

L. Murdoch	Just on the pacing side, or first for this quarter, the amount of political lift in this quarter is roughly $41 million of political in the three months in our 26 markets. I think for the six months, it was $57 million political revenue in the figures over these six months. So $41 million for the quarter and $57 for the six months.

In terms of pacings going forward, February is obviously very strong. This is due, in some part, at least to the Super Bowl, obviously, and to a much smaller degree the Daytona 500. For the Super Bowl, the Station Group, we’ve had a record sales revenue for the Super Bowl, I think achieving about $35 million to the stations, which is significantly above what we achieved in 2002. So for February, the pacings are very strong.

Going out beyond that, it’s sort of difficult to assess because a number of factors, the main one being the impact of the local people meters in a lot of these markets appears to be pulling a lot of business in much short-term as advertisers getting their ratings on a daily basis in our top markets. A lot of the businesses love to negotiate to the last minute. So beyond February, it’s hard to assess the pacings at this stage.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

M	Great. Thank you.

Coordinator	Our next question comes from the line of Douglas Shapiro, representing Bank of America Securities. Please go ahead.

D. Shapiro	Thanks. I guess the first thing was I was wondering if you could give us a little bit more breakdown in home video such as the TV film breakdown of units and if you would, roughly, what proportion of the film units were catalog versus recent and new releases? Then secondly on SKY, I was just curious if you saw any discernable impact on the sub-growth after turning off the compromised sport fees. Thanks.

P. Chernin	We don’t breakout the numbers exactly, but what I would say is, first of all, our growth and performance in the DVD sectors is fueled by enormous increases in all three segments. We obviously had a great summer line up movies. So the dominant force in here was our summer movie release, our releases of new titles followed by we had very strong catalog sales fueled particularly by the “Star Wars Trilogy” on a worldwide basis and then we had very strong TV sales fueled by particularly the release of both “Simpsons V” and “24” in the quarter.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

The other thing I’d point out and what I think is a real achievement among the management of that company is one of the things they figured out was you want to be either first or last in the release slate. So we had the first big summer title released into home entertainment, which was Day After Tomorrow, which we released in October. Then while everyone else was sort of pounding away and releasing three big movies a week during sort of November leading up to Thanksgiving, we stayed out and if anything, we released our titles very late.

We released I, Robot, Dodgeball. I think we released I, Robot two and a half weeks before Christmas, Dodgeball a week and a half before Christmas. Napoleon Dynamite I think three days before Christmas. One of the things we found out is there’s an enormous amount of traffic in these stores, particularly Wal-Mart, which we have a very close relationship with and we virtually live inside those stores and we have people sort of living in Arkansas.

But what we’ve discovered is not only is there huge traffic in those stores last minute, but there’s huge traffic in those stores the week between Christmas and New Years. There’s an enormous business in sort of gift

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

cards in the $25 or $50 denomination and one of the great gifts you can buy for yourself using a gift card is a DVD.

So we really focused our releases on trying to take advantage of that traffic not only in the few days leading up to Christmas, but even as importantly, in the week after Christmas. It sort of led to these kind of increases across the board - new releases, catalog and television.

M	On the …question as well.

Moderator	Thank you very much, Mr. Shapiro. Next, we go to the line of Jolanta Masojada with Credit Suisse First Boston. Please go ahead.

J. Masojada	Thank you. I wondered if you could please quantify the profit on sale you expect on the Mexican and Brazilian businesses and the impact it will have on the third quarter results and also what the annual impact is on the U.K. newspaper division of the accelerated depreciation expense.

R. Murdoch	They’re both for you, Dave.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

D. DeVoe	Yes. The gain that we’re expecting is something that would be above $500 million when it’s recorded and it’s roughly 50 million pounds of incremental depreciation on an annual basis.

J. Masojada	Thank you.

Moderator	Next, we’ll go the line of Kathy Styponias representing Prudential. Please go ahead.

K. Styponias	Thank you. I have a couple of questions. First, can you update us on where we are in the process with respect to the tender offer for Fox? Second, I just want to clarify something or understand something. When you said you think you can get a Fox business channel carriage with analog in major city markets, do you potentially expect to use multicasting as a way to be able to do that with your Fox stations?

Then third question for you, Rupert, I think if you look at the way this company has been positioned, I think your strategic vision of this business, of the media business is in a class by itself. Yet, it’s surprising to me that Internet doesn’t seem to be an area of focus for the company. Could you comment on where you think the Internet business, how it fits

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

into News Corp in particular and whether it’s something, over time, you expect to build or buy? Thanks.

M	Rupert, maybe I’ll start with the Fox question. Where we are in the process is that we are currently providing information to the special committee. As you probably know, we extended our offer to the 22nd and we would expect it be completed by that date.

P. Chernin	I’ll just quickly do the business channel and then I’ll turn it over to Rupert. The business channel, no, our intention is not to achieve analog using digital terrestrial multicasting. I think we’re working just closely with cable operators in order to achieve that.

R. Murdoch	As to the Internet, we’re doing a lot of work at it. We have many Web sites, which are turning. At this stage, they’ve been done modestly and they’re turning modestly profitable much earlier than we expected and we will be putting a lot more resources back into them to strengthen them and make them more profitable again.

As for a broader strategy, all I can say is that we’re doing a lot of research and a lot of work, but we’re not ready with any announcement yet, but I

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

can assure you that all of the top management and quite a bit of middle management had their minds focused on it.

G. Ginsberg	Next question, operator.

Moderator	Indeed, and thank you very much, Ms. Styponias. Next in queue, we go to the line of Brendan Lyons with Goldman Sachs. Please go ahead.

B. Lyons	Yes, I have a couple of questions in relation to SKY Italia. Firstly, are you able to provide an fact figure for that second quarter and how that changed versus the first quarter and a year ago? In addition, if there was some one-off set top box cost in that result relating to the elimination of piracy, can you quantify what that number is and whether you’re capitalized it as you’ve expensed those costs?

Just a third quarter, with all of the queries on DTT success in Italy, is it possible for you to make an investment in the DTT platform similar to what you’ve done with Freeview in the U.S.?

R. Murdoch	I’ll take the last part of that. Dave can answer the early part. Under the present European rules, the answer is no. We can’t be… We will

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

certainly be going back to the EU for a new ruling on that, but that may take six months or it may take five years the way they work.

We’re not— All of those big success stories—I can assure you, it is, at this stage, purely propaganda. They’ve taken …success. Good luck to them. They are not hurting us is the main point. It’s why I like Freeview here in Britain. They’re talking about five million out there, but we treat that as a demonstration of hunger for multichannel television and once they taste it, we’ll then be able to offer them something really worthwhile because you’re not going to get any good programming on Freeview here because they’ve only got one revenue stream. They’re getting their subscriptions. You’ll find, I think that it’s a good— We hope we’re right in saying this. We feel it’s like a transition into pay TV.

As for the expensing of the or capitalizing of the switch over, I think we expensed everything there.

D. DeVoe	We’ve not capitalized any costs associated with that. I think you asked on SAC. I was having a hard time hearing you, but the SAC cost in the first quarter was around 260 euros and slightly less than that in the second quarter.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

R. Murdoch	Which is arguably a little too low. We should be putting in more …

B. Lyons	Can I just ask a follow-up question, please, Rupert in regards to your DirecTV stake and whether you considered buying any of the stock that’s being offered by the GM pension fund or whether there’s restrictions on you increasing your …

R Murdoch	I don’t understand it…but we are not allowed, under the GM tax ruling—I can’t really remember. It was a tracking stock.

D. DeVoe	Yes, we’re not allowed to buy.

R. Murdoch	We’re not allowed to buy any of that stock that’s currently being offered and I know that we’re allowed to buy any stock but the company itself could do a small buy in at some stage afterwards but certainly not before or during the offering by the pension fund.

D. DeVoe	Yes, I think that’s technically right.

R. Murdoch	Technically right?

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

D. DeVoe	Yes, what it is, Rupert, is we’re not allowed to increase our ownership in DirecTV for the next 12-months unless we have consent of General Motors.

R. Murdoch	And they’re not going to give it to us not because they don’t like us. They’re just terrified of the tax vulnerability that there might be and even if it’s only a one-percent vulnerability.

B. Lyons	Thank you all.

G. Ginsberg	We have time for about two more questions.

Moderator	Very good. Thank you, and ladies and gentlemen, we do appreciate the interest in the call today. However, as you just heard, with time now for two more questions, our next participant in queue is Doug Mitchelson with Deutsche Bank. Please go ahead.

D. Mitchelson	Thank you. Rupert, I was just wondering what your latest view was on the potential for launching a U.S. national sports channel to compete with

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

ESPN. I know the NFL negotiations are still evolving for Disney, but I was just wondering what your views there might be.

R. Murdoch	We have various sports channels but if you’re talking about really taking on ESPN, I think you can take it that we would not do that without a pretty full NFL franchise.

D. Mitchelson	Okay. Thank you.

D. DeVoe	And I think it’s accurate to say that ESPN has a formal negotiating position, which doesn’t expire until October.

R. Murdoch	Since they have…I think, if I’m right, if it’s like all of the other ones, if we were to bid against them, they would have the right to match us.

D. DeVoe	Furthermore, we don’t even have the right to bid against them until they have…formal negotiating period. So there’s really nothing to say about a sports channel.

D. Mitchelson	Right, and if I could ask a follow-up, given your experience with BSkyB and DirecTV with PVRs, you might have a better perspective on this then

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

perhaps your peers. Any update on your thoughts of what the PVR impact might be longer term on some of the broadcast assets?

R. Murdoch	What research has been done…here. I’m talking from London and I think it coincides with research in the States. People with PVRs watch television at least 10% more than they did without them. In the two to four hours that they’re watching on their PVRs, something like 70% probably skip the ads, but if you look at the overall position, the exposure of advertising— If everybody had a PVR in America, or anywhere, I think the last figure …or was that the exposure of a commercial would be about 8%. Now those figures may change, but that’s about where the research is pointing at the moment.

P. Chernin	Yes, I think that is mirrored is in the U.S. I think the other thing worth pointing out is what we have seen is, if anything, advertising on both live sports and live news becomes increasingly important and I think it’s part of why, strategically, we’ve been making big investments in sports not only in the NFL but the Bowl Championship Series, and also why we continue to invest aggressively in news, not only in the news channel, but also continuing to make big improvements on the news at our local stations. We think these are largely PVR resistant.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

R. Murdoch	Lachlan, you could speak about the increased number of hours we’re doing on our local stations.

L. Murdoch	Yes, with PVR coming down the road, clearly, as Peter said, it’s sport and news that is the most defensible against PVR if you want to want to watch live contents. So you can see the cost decrease in the stations in this quarter comes from really less depreciation and amortization against some of our programming, but that’s offset by increased spending in news.

So as we’re saving money in programming expenses, we’re actually spending a fair bit of it back in adding news. I mean this quarter alone, we have about 24 hours of news expansion… So we’re really investing back in the stations locally to protect us against the PVR impact. Of course, these news time periods are very valuable to us because we control 100% of the inventory that’s in them.

D. Mitchelson	Very interesting. Thank you.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

Moderator	Thank you very much, sir. Our final question on the analyst side then today comes from Michael Gallant with CIBC World Markets. Please go ahead.

M. Gallant	Following up on the Liberty questions earlier, is there a significant tax advantage in having Fox sit at the parent level if you do want to use a Fox asset in the Liberty transaction you outline? Also, if you could give us sense of when do you think the Liberty transaction will happen. Is it in the next couple of months, or could it drift and be six to nine months out? Then the final, just on the Fox guidance, with that not being raised, it implies virtually no growth in the second half of the year, and I’m just kind of wondering on a divisional basis what’s holding that down. Thanks.

D. DeVoe	Let me see if I can do these all quickly, Rupert. There’s no with respect to the tax question. The transaction with Liberty is we’re not even having conversations, so I think it’s too early to speculate as to what we might do.

R. Murdoch	You could certainly take the latter period rather than the former. I mean six to nine months sounds more real than one to two.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

D. DeVoe	With respect to the Fox guidance, if you look at the earnings with respect to the film company, there is a significant earnings flow in the first six months of the year in the guidance where we believe that we think we’re going to come out so whatever that implies for the second half …

R. Murdoch	I think also with Fox, you should say although we’ve got great assets in TV there, you never really know with films until they’re out in the marketplace. So we need to be a little careful on what guidance we give.

M. Gallant	Thank you.

Moderator	Thank you very much, Mr. Gallant. Ladies and gentlemen, at this point, then, we’ll move directly into our press portion of the call today. So we ask that you would go ahead and queue up at this time.

Moderator	Ladies and gentlemen, at this point, then, we’ll move directly into our press portion of the call today. So we ask that you would go ahead and queue up at this time. One moment, please for our first question.

R. Murdoch	Could I start by apologizing and saying I have to leave this call after 15 minutes?

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

Moderator	Very good. Thank you, sir, for the heads up on that. Representing the Financial Times, the first person in queue is Aline Vanduyn. Please go ahead.

A. Vanduyn	Hi, good morning. I was interested to find out a little bit more about the DBG sales. I wondered if most of that is driven by sales in the U.S., whether you expect that continued to be in the U.S. or whether the non-U.S. will also become more important. Secondly, in terms of your plans for the Internet expansion, is that something that you expect to do via an acquisition or via investment within the company? On the acquisition side, are you any closer to deciding whether or not to make an acquisition in the video games market?

R. Murdoch	Let me just answer the one and then I’ll hand it to Peter. On the Internet, I don’t think we’re contemplating any, certainly no major acquisitions. It would be much more of an organic nature. Peter, go ahead.

P. Chernin

On the DVD front, no. We’re seeing this across the world. In fact, for example, we just launched Dodgeball in the U.K. yesterday and we have a target of 450,000 units of just Dodgeball in the U.K. We just launched

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

Man on Fire in the U.K., or we’re launching in about two weeks. We expect a margin, just in the U.K., of $5 million for Man on Fire.

I’ll give you another crazy example: Alien versus Predator we released in Brazil in December and it is now the third highest Fox title of all time in Brazil. So this DVD boom is a worldwide phenomenon and we would expect to see it continue as such.

Moderator	Thank you very, ma’am. Representing the New York Times, our next question comes from the line of Ed Wyatt. Please go ahead.

E. Wyatt	Good morning. Viacom had said that Simon & Schuster might be for sale. Are you interested at all in pursuing possible acquisitions in the publishing business?

R. Murdoch	Well, I think that to say “pursuing” would be too strong a word. We like the book publishing business. We’d like to have more of it, but it is not, by it’s very nature it is not a, among things, a fast growing business. It all comes back to a matter of price. We’ve had no talk or any connection about it at all.

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

E. Wyatt	Okay.

Coordinator	Thank you, Mr. Wyatt. Next, we go to the line of Sean Aylmar with Australian Financial Review. Please go ahead.

S. Aylmar	Hi. The question is either to Mr. Rupert or Lachlan Murdoch. In the middle of this year, cost ownership and prior ownership restrictions are slated to be listed in Australia. If Prime Minister Howard pushes them through and he’s confident he will, are you interested in acquiring any other media assets in Australia, for example, …Television station?

R. Murdoch	Well, we’re not holding our breath, put it that way. We’ll come to that hurdle when it’s there or come to that opportunity. We’ve been promised or we’ve heard talk about cross media ownership now for ten or 15 years in Australia, so let’s wait and see.

L. Murdoch

I think that Senator Coonan’s, the way she’s looking at this, I think she talked last week about opening up all of the - looking at the media landscape holistically and saying you can’t change one element of the media and not another and you have to really look at the entire media

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Coordinator: Gary Ginsberg

February 2, 2005/8:00 a.m. CST

landscape. I think is a very healthy thing to do. So it sounds like a pretty broad review and we’ll watch with interest as it develops.

S. Aylmar	If it does go ahead, though, are you interested in acquiring an asset down there?

L. Murdoch	We really haven’t looked at it. It depends on what asset and what price, so we have a lot of other priorities around the world. It depends on what opportunities might come our way, but it’s not something we’re spending a lot of time with folks.

S. Aylmar	Thank you.

Moderator	Thank you very much, sir. Representing Reuters, we have a question now from the line of Ken Li. Please go ahead.

K. Li	Good morning, guys. Does News Corp have any plans to bid for ProCiBeN based on German news reports?

R. Murdoch	I didn’t hear that, I’m sorry. Does News Corp have any plans for?

K. Li	To bid for ProCiBeN?

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Coordinator: Gary Ginsberg

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R. Murdoch	No, none at all.

K. Li	Okay. Great. Thank you.

Moderator	Thank you very much, Mr. Li. Let’s go to the line now of Mike White with Bloomberg. Please go ahead.

M. White	A question for Mr. Chernin. Peter, you continue to be mentioned as a candidate for the CEO position at Disney. Can you give us any sense of whether you have ruled that out, or if it’s something that you would be interested in?

P. Chernin	Yes. I wouldn’t say I have looked. I’m very happy here. I continue to believe this is the strongest media company with the greatest growth. I just signed a new contract and this is where I intend to continue working.

M. White	Thank you.

Moderator	Thank you, Mr. White. Let’s go to the line now of Martin Peers with the Wall Street Journal. Please go ahead.

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M. Peers	Yes. Can I clarify Rupert, your answer to a question earlier about the possible Liberty transaction? Would News Corp only be interested in buying back voting shares that Liberty owns and secondly, can you give me any sense of the sort of assets that you might think that you don’t have great plans for that you would be willing to swap with them? Would they include any television assets that are part of Fox, for instance?

R. Murdoch	We’d buy back any shares that the price was right on, but no, we don’t— We’re very happy with our portfolio of assets and we’re not keen to part with anything.

M. Peers	Can I also ask, in relation to the Fox Network, what’s your thinking now, looking back at the season so far, about the strategy that you launched last year of launching shows through the year? Is that something that you think has worked and that you’ll continue, or are you reviewing that?

R. Murdoch

We’ll certainly keep working at it, but we can’t claim success of it yet. We’ve had two, if not three, pretty disastrous post-baseball years in that last quarter, which certainly for the last two years we’ve been lucky to make up and do extremely well in the following six months. But no, I

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February 2, 2005/8:00 a.m. CST

think that everybody has to go to a 12-month strategy or they need to. Repeat programs don’t work the way they used to. Cable is coming in and eating our lunch during the summer. We’re going to need to be putting on fresh programs the whole year round. It’s not cheap and it can’t be done overnight.

P. Chernin	I was just going to say I agree with Rupert. I think that we believe the strategy was correct. We think the execution was quite a bit below what we would have hoped.

M. Peers	Okay. Thank you.

Moderator	Thank you, Mr. Peers. We have two participants in queue. Next, we go to the Associated Press’s Seth Sutel. Please go ahead.

S. Sutel	Good morning, guys. Thanks. Just two quick ones. One, is there any sense that you could give us about the size of investment that you might be planning for the business cable channel or for the reality channel, how long you might be willing to wait for profitability and some kind of ballpark investment you might be considering?

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Coordinator: Gary Ginsberg

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Also on the DVD sales, is there any kind of picture you can give as to how important it is for the overall Film Entertainment Division, like a rough share of revenues that it now represents after all of this growth? Thanks.

R. Murdoch	We think on the two cable channels the up-front investments will be very, very modest. I wouldn’t like to quantify them, but they’re not the type of channels that will take huge costs, certainly as far as the business channel. It could be right out of the back of the Fox News Channel. I think the Reality Channel from Hollywood, I don’t think Peter’s contemplating spending hundreds of millions of dollars in launching it. Correct, Peter?

P. Chernin	Yes, and again, one of our advantages is we can use our existing infrastructure in broadcasting and affiliate relations and ad sales, etc. We would expect both of these to be modest investments and hopefully, approach break-even year two, year three—somewhere in that neighborhood.

Then on the DVD front, I believe DVD revenues represent about 50% to 55% of our total revenues right now. Obviously, they’re very important to us.

S. Sutel	That’s within the Film Division, right?

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February 2, 2005/8:00 a.m. CST

P. Chernin	Yes.

S. Sutel	Okay. Thanks.

Moderator	Thank you very much, sir. Our final question, then, on the press portion comes from the line of Chris Tryhorn with the MediaGuardian. Please go ahead.

C. Tryhorn	Hi, there. I just wanted to ask about the newspaper market in the U.K. and particularly to do with London. It seems likely there’s going to be a new distribution contract for a free afternoon paper opened up in London. This is, obviously, pending a certain OFT inquiry, but noise has been made by the … I was interested to know whether it’s something that News International would be keen to get into and bid for.

M	Rupert, are you still there? Hello?

R. Murdoch	Yes, hello?

Moderator	We still have your line connected.

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R. Murdoch	Sorry. With the Free News of America, everywhere around the world is breaking out. We have one of our own in Australia. Actually, we’re watching it very keenly and apprehensively. As far as I can see, the record of these free newspaper has been, after a while, to break into modest profits, but to more seriously damage the existing newspapers. So we’re on the lookout for them and devising other strategies to meet them.

C. Tryhorn	Okay. Do you feel that the revenues of the papers are so close to …affected by the success of Metro in the U.K.? Do you see that as something that’s—

R. Murdoch	Oh, absolutely. I don’t think dramatically. I mean Metro in the U.K. had about a million circulation I’m told. I think it’s taken - well, we’re the biggest paper … I’m really guessing we don’t know - 30,000 or 40,000 from us and 20,000 or 30,000 from each of the other papers, but it adds up. It tends to be a new reader or it’s people in their 20s who are reading them, who previously were passing up on reading newspapers and the optimists in the business say this is introducing people to newspapers. We’ll just have to see.

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C. Tryhorn	Can I just ask you quickly more generally about the position of The Sun? I mean it has lost quite a lot of circulation. You’ve acknowledged that in the result statement. Are you worried about the decline in the circulation of The Sun, or is this something you think—

R. Murdoch	I was very happy. We’re up in January, actually. Yes, of course I’m worried. I don’t like to see any circulations go down. It’s just they’re going down a lot less than our competitors and we have a more dominant position in The Sun today. We’ve never had such a large lead over The Mirror and advertising is showing that both— They’re even paying us at a dominant premium, the way they do in the Sunday Times, but you still don’t like to see any circulation decline and we did have one last year about 4%, I think, to the opposition 6% or 7% - not that that’s much consolation.

In January, we were actually, I think, flat, I would say, which we took as an interesting turn of events with the least money of all papers spent on marketing and television promotion. We’ll just have to see. We’re watching it very, very, very closely and there are a lot of factors involved in all newspaper circulations. You’re familiar with The Guardian.

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Coordinator: Gary Ginsberg

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C. Tryhorn	The Guardian, yes. It’s an industry-wide situation.

R. Murdoch	Is it the tabloid independent or is that more people, more women and everyone have been at work and there’s not the time to read these big papers every day. The only thing against that to say is that the Times is the one quality paper that’s had a very strong increase over the last several months since it’s changed its size.

G. Ginsberg	Operator, I think this will mark the end of the call.

Moderator	Yes, indeed. In fact, we have no further questions. So Mr. Murdoch, Mr. Chernin, I’ll turn the call back to you for your closing remarks.

G. Ginsberg	We’ll just end the call here, operator, and thank you very much, everyone, for joining us and if you have any additional questions, as always, feel free to call us here in New York, Andrew Blister and myself. Thank you.

Moderator

Ladies and gentlemen, your host is making today’s conference available for digitized replay. It’s for two weeks starting at 2:15 p.m. eastern standard time February 2nd all the way through 11:59 p.m. February 16th. To access AT&T’s Executive Replay Service, please dial, 800-475-6701

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and at the voice prompt, enter today’s conference ID of 768282. Internationally, please dial, (320) 365-3844, again, with the conference ID of 768282.

That does conclude our earnings release for this quarter. Thank you very much for your participation as well as for using AT&T’s Executive Teleconference Service. You may now disconnect.